Exhibit 10.2

TO: Mack Leath, CEO Mitesco Inc.

RE: Resignation

Date: May 27,2025

Dear Mack,

Please accept this notice as my official resignation as a Board Member of Mitesco, Inc.

The effective date is May 27, 2025.

Thank you for the opportunity to assist you and Mitesco and I wish the Company the best in the future. Sincerely,

John Mitchell